UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2009

Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada	89169

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 567-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On March 13, 2009, Ameristar Casinos, Inc. (“ACI”) entered into a Third Amendment to Credit Agreement (the “Third Amendment”) to amend the Credit Agreement, dated as of November 10, 2005, as previously amended and supplemented (as so amended and supplemented, the “Credit Agreement”), among ACI, the various Lenders party to the Credit Agreement and Deutsche Bank Trust Company Americas, as Administrative Agent.
Pursuant to the Third Amendment:
     (i) increases of 0.25:1 to 0.50:1 were made to the maximum permitted Leverage Ratio for each of ACI’s fiscal quarters ending on and after September 30, 2009, and increases of 0.50:1 to 1.25:1 were made to the maximum permitted Senior Leverage Ratio for each of ACI’s fiscal quarters ending on and after March 31, 2009, including increasing the maximum permitted Senior Leverage Ratio to 5.75:1 through the quarter ending March 31, 2010;
     (ii) the Applicable Margin (i.e., the interest rate add-on) for all Revolving Loans and Term Loans under the Credit Agreement was increased by 125 basis points (1.25 percentage points);
     (iii) a new covenant was added to the Credit Agreement that requires ACI at all times to maintain minimum consolidated EBITDA for the trailing four full fiscal quarters of $275 million (subject to reduction in the event of certain asset dispositions);
     (iv) the existing $500 million limit on the issuance of Subordinated Notes was eliminated;
     (v) a provision was added to the Credit Agreement to permit ACI to issue Senior Unsecured Notes without limitation as to amount;
     (vi) the amount of permitted cumulative Capital Expenditures was increased from $1 billion to $1.1 billion;
     (vii) the amount of permitted annual Dividends was decreased from $40 million to $30 million beginning with the year ending December 31, 2009, with any unused portion of such amount permitted to be carried over to future years;
     (viii) the cumulative amount permitted to be used to repurchase ACI’s capital stock was decreased from $125 million to $50 million (in addition to any amount available under the Dividend basket);
     (ix) provisions were added to the Credit Agreement to reclassify the existing Revolving Loan Commitments that mature on November 10, 2010 as Non-Extending Revolving Loan Commitments and to permit ACI from time to time in the future, under certain circumstances, to (A) request (but not require) Lenders to convert their existing Non-Extending Revolving Loan Commitments to a new Tranche of Extending Revolving Loan Commitments that mature on August 10, 2012 (subject to principal amortization of $12 million in each fiscal quarter commencing in December 2010) on such pricing terms (including the Applicable Margin and any upfront fees) as may be agreed upon by ACI and the Lender(s) in an Extending Revolving Loan Commitment Agreement, (B) request (but not require) Lenders to increase their Extending Revolving Loan Commitments and (C) request Extending Revolving Loan Commitments from new lenders, in each case without increasing the total amount of Loans that may be outstanding under the Credit Agreement;
     (x) the existing Incremental Commitment facility under the Credit Agreement was expanded to permit ACI in the future, under certain circumstances, to obtain Incremental Term Loans that mature on or after November 10, 2012 in order to reduce the Non-Extending Revolving Loan Commitments, without increasing the total amount of Loans that may be outstanding under the Credit Agreement;
     (xi) the existing mandatory prepayment provisions of the Credit Agreement were amended to provide that the proceeds of any issuance of Subordinated Notes or Senior Unsecured Notes must be applied (A) first, to permanently reduce the Non-Extending Revolving Loan Commitments, (B) second, to permanently reduce the Extending Revolving Loan Commitments and (C) third, to repay Term Loans;
     (xii) certain changes were made to the definitions of “Base Rate” and “Lender Default” in the Credit Agreement; and
     (xiii) certain other changes were made to the Credit Agreement.
In connection with entering into the Third Amendment, ACI paid certain one-time fees to the Lenders and Joint Lead Arrangers totaling approximately $9.0 million, including an amendment fee to each Lender that approved the Third Amendment of 50 basis points (0.50 percentage point) of the Lender’s outstanding Term Loans and/or Revolving Loan Commitment.
The foregoing is only a summary of the terms of the Third Amendment, and is qualified by reference to the full text of the Third Amendment, which is filed as Exhibit 4.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
4.1	Third Amendment to Credit Agreement, dated as of March 13, 2009, among the Registrant, the various lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
March 16, 2009	By:	/s/ Peter C. Walsh
		Name:	Peter C. Walsh
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description
4.1	Third Amendment to Credit Agreement, dated as of March 13, 2009, among the Registrant, the various lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.